As filed with the Securities and Exchange Commission on April 6, 2017

Registration No. 333-216943

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Pre-Effective Amendment No. 1

to

FORM S-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Lakeland Industries, Inc.

(Exact name of registrant as specified in its charter)

Delaware	13-3115216
(State or other jurisdiction of	(I.R.S. Employer
Incorporation or organization)	Identification No.)

3555 Veterans Memorial Highway, Suite C

Ronkonkoma, New York 11779

(631) 981-9700

(Address, including zip code, and telephone number, including area code,

of registrant’s principal executive offices)

Christopher J. Ryan

Chief Executive Officer and President

Lakeland Industries, Inc.

3555 Veterans Memorial Highway, Suite C

Ronkonkoma, New York 11779

(631) 981-9700

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Gary T. Moomjian, Esq.

Jill T. Braunstein, Esq.

Moomjian, Waite & Coleman, LLP

100 Jericho Quadrangle, Suite 208

Jericho, New York 11753

Ph: (516) 937-5900

Fax: (516) 937-5050

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this Registration Statement.

If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☒

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐

If this form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☐

Non-accelerated filer ☐	Smaller reporting company ☒
(Do not check if a smaller reporting company)

CALCULATION OF REGISTRATION FEE

TITLE OF EACH CLASS OF SECURITIES TO BE REGISTERED	AMOUNT TO BE REGISTERED(1)	PROPOSED MAXIMUM OFFERING PRICE PER UNIT	PROPOSED MAXIMUM AGGREGATE OFFERING PRICE (2)	AMOUNT OF REGISTRATION FEE (3)

Common Stock, $.01 par value
Preferred Stock, $.01 par value
Debt Securities
Warrants
Rights
Units
Total			$30,000,000	$3,477	(4)

(1)	There are being registered hereunder an unspecified number or aggregate principal amount, as applicable, of (i) shares of common stock, (ii) shares of preferred stock, (iii) debt securities, (iv) warrants to purchase common stock, preferred stock, debt securities, and/or units, (v) rights to purchase common stock, preferred stock, debt securities, warrants and/or units, and (vi) units of two or more of the securities described herein, all at indeterminate prices, as shall have an aggregate initial offering price not to exceed $30,000,000. If any debt securities are issued at an original issue discount, then the offering price of such debt securities shall be equal to any such greater principal amount due at maturity, such aggregate principal amount not to exceed $30,000,000 less the aggregate dollar amount of securities previously issued hereunder. Any securities registered under this registration statement may be sold separately or in combination with the other securities registered hereunder. The securities registered also include such indeterminate number of securities that may be issued upon exercise, conversion or exchange of any securities registered hereunder that provide for exercise, conversion or exchange or pursuant to the antidilution provisions of any such securities. In addition, pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), the securities being registered hereunder also include such indeterminate number of securities as may be issuable with respect to the securities being registered hereunder as a result of stock splits, stock dividends, recapitalizations, or similar transactions. As of April 5, 2017, the aggregate market value of the registrant’s outstanding common stock held by non-affiliates was approximately $69,116,429 based on 6,710,333 shares held by non-affiliates and a per share price of $10.30. Pursuant to General Instruction I.B.6 of Form S-3, in no event will we sell securities pursuant to this prospectus with a value of more than one-third of the aggregate market value of our common stock held by non-affiliates in any twelve-month period, so long as the aggregate market value of our common stock held by non-affiliates is less than $75,000,000. In the event that subsequent to the date of this prospectus, the aggregate market value of our outstanding common stock held by non-affiliates equals or exceeds $75,000,000, then the one-third limitation on sales shall not apply to additional sales made pursuant to this prospectus. The registrant has not offered any securities pursuant to General Instruction I.B.6 of Form S-3 during the twelve calendar months prior to and including the date of this prospectus.

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(2)	The proposed maximum aggregate offering price per class of security will be determined from time to time by the registrant in connection with the issuance by the registrant of the securities registered hereunder and is not specified as to each class of security pursuant to General Instruction II.D of Form S-3 under the Securities Act.

(3)	The registration fee has been calculated pursuant to Rule 457(o) under the Securities Act.

(4)	Previously paid.

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933, AS AMENDED, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

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EXPLANATORY NOTE

This Pre-Effective Amendment No. 1 (this “Amendment”) to the Registration Statement on Form S-3 (File No. 333-216943) of Lakeland Industries, Inc. is being filed to add Exhibit 4.9 and re-file Exhibit 5.1 to such Registration Statement and amend the Exhibit Index, which is incorporated by reference by “Part II-Item 16. Exhibits.” No changes, modifications or additions are being made hereby to the prospectus that forms a part of the Registration Statement. Accordingly, such prospectus is not included herein. This Amendment consists only of the facing page, this Explanatory Note, Part II (Information Not Required in Prospectus), the signature page, the Exhibit Index, and the Exhibits of the Registration Statement.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.	Other Expenses of Issuance and Distribution

Securities and Exchange Commission registration fee	$3,477
Listing fees		(1)
Legal fees and expenses		(1)
Accounting fees and expenses		(1)
Transfer agent and registrar fees		(1)
Printing expenses and Miscellaneous		(1)
Total		$(1)

(1) These fees will be dependent on the type of securities offered and number of offerings and, therefore, cannot be estimated at this time. Additional information regarding estimated fees and expenses will be provided at the time information as to an offering is included in a prospectus supplement.

Item 15.	Indemnification of Directors and Officers

Section 102(b)(7) of the Delaware General Corporation Law, or DGCL, enables a Delaware corporation to provide in its certificate of incorporation for the elimination or limitation of the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director. However, no such provision can eliminate or limit a director's liability for any breach of the director's duty of loyalty to the corporation or its stockholders, for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, for unlawful payment of dividends or unlawful stock purchase or redemption, or for any transaction from which the director derives an improper personal benefit.

Section 145 of the DGCL authorizes a corporation to indemnify any person who was or is a party, or is threatened to be made a party, to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorneys' fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding, if the person acted in good faith and in a manner the person reasonably believed to be in, or not opposed to, the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person's conduct was unlawful. In addition, the DGCL does not permit indemnification in any threatened, pending or completed action or suit by or in the right of the corporation in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation, unless the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability, but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses, which such court shall deem proper. To the extent that a present or former director or officer of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to above, or in defense of any claim, issue or matter, such person shall be indemnified against expenses, including attorneys' fees, actually and reasonably incurred by such person. Indemnity is mandatory to the extent a claim, issue or matter has been successfully defended.

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These provisions will not limit the liability of directors or officers under the federal securities laws of the United States.

Our Restated Certificate of Incorporation provides for the indemnification of directors and officers to the fullest extent permissible under Delaware law.

We have entered into an indemnification agreement with each of our directors and executive officers which requires us, among other things, to indemnify them against certain liabilities which may arise by reason of his status or service as a director or officer (other than liabilities arising from willful misconduct of a culpable nature). We also intend to maintain director and officer liability insurance, if available on reasonable terms.

Item 16.	Exhibits

Reference is made to the Exhibit Index filed as part of this registration statement. All exhibits have been previously filed unless otherwise noted.

Item 17.	Undertakings

(a)        The undersigned Registrant hereby undertakes:

(1)         To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)          To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)         To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

(iii)          To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

Provided, however, that paragraphs (i), (ii), and (iii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Securities and Exchange Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the Registration Statement.

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(2)         That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)         To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)          That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(i)           If the registrant is relying on Rule 430B:

(A)         Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(B)         Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by Section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.   Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

(ii)          If the registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5)         That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)          Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)         Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

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(iii)        The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)        Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(b)          The registrant hereby undertakes that, for the purpose of determining liability of the registrant under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)          In the event that rights or warrants are to be offered to existing security holders and any securities not taken by the security holders are to be offered to the public, the undersigned registrant hereby undertakes to supplement the prospectus, after the expiration of the subscription period, to set forth the results of the subscription offer, the transactions by the underwriters during the subscription period, the amount of unsubscribed securities to be purchased by the underwriters and the terms of any subsequent reoffering thereof. If any public offering by the underwriters is to be made on terms differing from those set forth on the cover page of the prospectus, a post-effective amendment will be filed to set forth the terms of such offering.

(d)          Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

(e)          If and when applicable, the undersigned registrant hereby undertakes to file an application for the purpose of determining the eligibility of the Trustee to act under subsection (a) of Section 310 of the Trust Indenture Act in accordance with the rules and regulations prescribed by the Commission under Section 305(b)(2) of such Act.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Pre-Effective Amendment No. 1 to Registration Statement on Form S-3 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Ronkonkoma, State of New York, on April 6, 2017.

LAKELAND INDUSTRIES, INC.

By:	/s/ Christopher J. Ryan
Name:	Christopher J. Ryan
Title:	Chief Executive Officer and President

Pursuant to the requirements of the Securities Act of 1933, this Pre-Effective Amendment No. 1 to Registration Statement has been signed by the following persons in the capacities indicated on April 6, 2017.

Signature		Title

	/s/ Christopher J. Ryan	Chief Executive Officer and President (Principal
	Christopher J. Ryan	Executive Officer) and Director

	/s/ Teri W. Hunt	Chief Financial Officer (Principal Financial Officer and
	Teri W. Hunt	Principal Accounting Officer)

	*	Chairman of the Board of Directors
Alfred John Kreft

	*	Director
James M. Jenkins

	*	Director
Stephen M. Bachelder

	*	Director
Thomas J. McAteer

* By:	/s/ Christopher J. Ryan
Christopher J. Ryan
(Attorney-in-fact)
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EXHIBIT INDEX

Exhibit No.	Description
1.1*	Form of Underwriting Agreement.
4.1	Restated Certificate of Incorporation of Lakeland Industries, Inc. (incorporated by reference to Exhibit 3.2 of Registrant’s Quarterly Report on Form 10-Q filed December 7, 2011).
4.2	Amended and Restated Bylaws of Lakeland Industries, Inc. (incorporated by reference to Exhibit 3.1 of Registrant’s Form 8-K filed December 14, 2016).
4.3	Specimen Certificate for Shares of Common Stock (incorporated by reference to Registration Statement on Form 8-A, dated March 30, 1987).
4.4*	Form of Certificate of Designation of Preferred Stock and Preferred Stock Certificate.
4.5*	Form of Debt Securities.
4.6*	Form of Warrant Agreement and Warrant Certificate.
4.7*	Form of Rights Agent Agreement (including form of Rights Certificate).
4.8* 4.9**	Form of Unit Agreement and Unit Certificate. Form of Indenture.
5.1**	Opinion of Moomjian, Waite & Coleman, LLP.
23.1***	Consent of WeiserMazars LLP.
23.2***	Consent of Mazars Auditores Independentes.
23.3***	Consent of Shanghai Mazars Certified Public Accountants
23.4***	Consent of Shanghai Mazars Certified Public Accountants
23.5	Consent of Moomjian, Waite & Coleman, LLP (included in Exhibit 5.1).
24.1***	Power of Attorney (included in the signature page).
25.1	Form T-1, Statement of Eligibility of Trustee under Trust Indenture Act of 1939 (to be filed separately under the electronic form type 305B2, if applicable).

*	To be filed by amendment to this registration statement or as an exhibit to a report filed pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934, as amended, and incorporated herein by reference, if applicable.
**	Filed herewith.
***	Previously filed.

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